Exhibit (d)(27)

Ipsen, S.A.

42, rue du Docteur Blanche

75016 Paris

France

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

USA

Attention: Stephen Rosenfield

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto

California 94306

United States of America

Attention: Suzanne Sawochka Hooper

June 4, 2008

Re:	Amendment to Rights Agreement

Dear Stephen:

We refer to the First Senior Convertible Promissory Note, dated October 13, 2006, in the amount of USD 25,037,000 (the First Convertible Note), the Second senior Convertible Promissory Note, dated September 17, 2007, in the amount of EUR 30,000,000 (the Second Convertible Note) and the Third Convertible Promissory Note, dated September 17, 2007, in the amount of USD 15,000,000 (the Third Convertible Note, and collectively, the Convertible Notes) and the Rights Agreement between Tercica, Inc. and Computershare Trust Company, N.A. (the Rights Agent) dated as of October 13, 2006 (the Rights Agreement). Unless the context otherwise requires, words and expressions defined in the Convertible Notes shall have the same meanings where used in this letter.

Under the terms of the Convertible Notes and the Rights Agreement, Ipsen’s prior written consent is necessary in order for the Company to undertake certain actions, including those actions described in Section 8.1(a)(iii) of the Convertible Notes and Section 27 of the Rights Agreement.

In connection with the Agreement and Plan of Merger, dated the date hereof by and among the Company, Beaufour Ipsen Pharma, S.A.S. and Tribeca Acquisition Corporation, and effective upon the execution by all parties (the Merger Agreement), we hereby consent to and approve of the amendment to the Rights Agreement (Amendment

No. 1 to Rights Agreement), dated as of the date hereof , and its execution and delivery to the Rights Agent.

Nothing in this letter shall constitute a waiver of any of Ipsen’s rights under the Convertible Notes (and for clarity, the waiver herein shall not apply to Ipsen’s veto right over a transaction with any Person other than Ipsen or its Affiliates).

This letter shall be construed in accordance with, and this letter and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this letter shall be governed by, the law of the State of New York.

[Signature Page Follows]

Yours sincerely,

JEAN-LUC BÉLINGARD

/s/ Jean-Luc Bélingard

Duly authorized for and on behalf of
Ipsen, S.A.

Acknowledgment

Received and agreed

/s/ Stephen N. Rosenfield

Duly authorized for and on behalf of
Tercica, Inc.